UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        Equity Corporation International
             (Exact name of registrant as specified in its charter)



               Delaware                                    75-2521142
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


           415 South First Street, Suite 210
                     Lufkin, Texas                           75901
        (Address of principal executive office)            (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                    Name of each exchange on which
         to be so registered                   each class is to be registered

   Preferred Share Purchase Rights                 New York Stock Exchange
   -------------------------------                 -----------------------


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      NONE
                                (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The authorized capital stock of Equity Corporation International (the "Company") consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share
("Preferred Stock"), of which 500,000 shares are designated the Series One Junior Participating Preferred Stock (the "Series One Preferred Stock").

         The following is a summary of the preferred share purchase rights associated with the Common Stock registered pursuant to this Form 8-A. The following summary is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation, Bylaws and the Stockholder Rights Agreement (the "Rights Agreement"), and each of the amendments thereto, between the Company and American Stock Transfer & Trust Company, as Rights Agent, copies of which documents are incorporated by reference as exhibits to this Form 8-A.

PREFERRED SHARE PURCHASE RIGHTS

         On October 11, 1994, the Company's Board of Directors (the "Board of Directors") declared a dividend distribution of one preferred share purchase right ("Right") for each outstanding share of Common Stock on such date and issued thereafter. As of May 19, 1997, each Right entitles the registered holder to purchase from the Company one one-hundred fiftieth of a share of Series One Preferred Stock, at a price of $30.00 per one one-hundred fiftieth of a share of Series One Preferred Stock (the "Purchase Price"), subject to further adjustment under certain circumstances. The following summary of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and each of the amendments thereto, copies of which are included or incorporated by reference as exhibits to this Form 8-A.

         The Rights attach to all certificates representing outstanding shares of Common Stock and no separate rights certificates have been distributed. Until the earlier to occur of (i) 30 days following a public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) 30 days following the commencement or announcement of an intention to make a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares (the earlier of such dates being called the "Distribution Date") or earlier redemption or expiration of the Rights, (a) the Rights will be evidenced, with respect to the shares of Common Stock outstanding, by the certificates representing such shares and will be transferred with and only with the Common Stock, (b) new Common Stock certificates will contain a notation incorporating the Rights Agreement by reference, and (c) the surrender for transfer of any certificates representing shares of Common Stock outstanding will also constitute the transfer of the Rights associated with such shares of Common Stock. As soon as practicable following the Distribution Date, separate certificates representing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 11, 2004, unless the expiration date is extended or unless the Rights are earlier redeemed by the Company as described below.

         The Purchase Price payable, and the number of one one-hundred fiftieth of a share of Series One Preferred Stock or other securities or property issuable, upon exercise of the Rights, are subject to further adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series One Preferred Stock,
(ii) upon the grant to holders of Series One Preferred Stock of certain rights or warrants to subscribe for Series One Preferred Stock or convertible securities at less than the current per share market price of the Series One Preferred Stock, or (iii) upon the distribution to holders of Series One Preferred Stock of evidences of indebtedness or assets of the Company (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or dividends payable in Series One Preferred Stock) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights and the number of one one-hundred fiftieth of a share of Series One Preferred Stock issuable upon exercise of each Right are also subject to further adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

         With certain exceptions, in the event (i) the Company is acquired in a merger or other business combination transaction or (ii) more than 50% of the Company's assets or earning power is sold, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company that, at the time of such transaction, would have a market price (as defined in the Rights Agreement) of two times the Purchase Price of the Right. In the event any person acquires 20% or more of the Company's outstanding Common Stock, each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock (or cash, other securities or property) having a market price (as defined in the Rights Agreement) of two times the Purchase Price of the Right.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of the Purchase Price. No fractional shares (other than fractions that are integral multiples of one one-hundred fiftieth of a share of Series One Preferred Stock, which may, at the Company's election, be evidenced by depositary receipts) will be issued, and, in lieu thereof, a payment in cash will be made.

         At any time prior to 30 days after such time as any person or group has become an Acquiring Person (or a longer period if the Board of Directors extends such period), the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). In certain circumstances, the decision to redeem the Rights requires the concurrence of a majority of the Continuing Directors (as defined in the Rights Agreement). Immediately upon the action of the Board of Directors electing to redeem the Rights, a holder's right to exercise the Rights will terminate and he or she will only be entitled to receive the Redemption Price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         With certain exceptions, the terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights upon the approval of a majority of the Continuing Directors.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, at any time prior to the close of business on the earlier of (i) the 30th day following the Distribution Date or (ii) ten years from the date the Rights are first issued, redeem all, but not less than all, of the then outstanding Rights at $0.01 per Right.

ITEM 2.  EXHIBITS

         The following exhibits to this Registration Statement on Form 8-A, which constitute all constituent instruments defining the rights of the holders of the Preferred Share Purchase Rights associated with the Company's Common Stock, including any contracts or other documents which limit or qualify the rights of such holders, are incorporated by reference from the documents specified which have been filed with the Securities and Exchange Commission.

3.1+       Amended and Restated  Certificate of Incorporation  (filed as Exhibit
           4.1 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).

3.2+ Amended and Restated Bylaws (filed as Exhibit 4.3 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).

4.1+       Form of  Certificate  representing  shares of Common  Stock (filed as
           Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-82546)).

4.2+ Stockholder Rights Agreement, dated October 13, 1994, between the Company and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

4.3+ Form of Rights Certificate (filed as Exhibit B to Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31,
           1994).

4.4+ Form of Certificate of Designation of Series One Junior Participating Preferred Stock (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).

4.5+ First Amendment to Stockholder Rights Agreement, dated September 10, 1996, between the Company and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 6 to the Company's Registration Statement on Form 8-A/A (Amendment No. 2) dated September 11, 1996).

4.6 Second Amendment to Stockholder Rights Agreement, dated as of April 17, 1997, between the Company and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 4.6 to the Company's Registration Statement on Form 8-A/A (Amendment No. 3) dated May 19,
           1997).

----------
+Incorporated herein by reference

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement on Form 8-A to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            EQUITY CORPORATION INTERNATIONAL



                                            By:      /s/ W. CARDON GERNER
                                                   ----------------------------
                                                     W. Cardon Gerner,
                                                     Senior Vice President and
                                                     Chief Financial Officer


Dated:   May 19, 1997

                                  EXHIBIT INDEX


Exhibit No.
-----------

3.1+       Amended and Restated  Certificate of Incorporation  (filed as Exhibit
           4.1 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).

3.2+ Amended and Restated Bylaws (filed as Exhibit 4.3 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).

4.1+       Form of  Certificate  representing  shares of Common  Stock (filed as
           Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-82546)).

4.2+ Stockholder Rights Agreement, dated October 13, 1994, between the Company and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

4.3+ Form of Rights Certificate (filed as Exhibit B to Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31,
           1994).

4.4+ Form of Certificate of Designation of Series One Junior Participating Preferred Stock (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).

4.5+ First Amendment to Stockholder Rights Agreement, dated September 10, 1996, between the Company and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 6 to the Company's Registration Statement on Form 8-A/A (Amendment No. 2) dated September 11, 1996).

4.6 Second Amendment to Stockholder Rights Agreement, dated as of April 17, 1997, between the Company and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 4.6 to the Company's Registration Statement on Form 8-A/A (Amendment No. 3) dated May 19,
           1997).

----------
+Incorporated herein by reference